Exhibit 5.1

Goodwin Procter LLP
The New York Times Building 620 Eighth Avenue
New York, NY 10018 goodwinlaw.com
+1 212 813 8800

August 20, 2026

Amylyx Pharmaceuticals, Inc.

55 Cambridge Parkway, Suite 6W

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-293956) (as amended or supplemented, the “Registration Statement”) filed on March 3, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Amylyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement automatically became effective upon filing on March 3, 2026. Reference is made to our opinion letter dated March 3, 2026 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 20, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 16,203,500 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 2,113,500 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Amylyx Pharmaceuticals, Inc.

August 20, 2026

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP